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                                                                    Exhibit 99.1

                              (Company Letterhead)

                                 March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

VIA EDGAR

     Re:  Temporary Note 3T to Article 3 of Regulation S-X ("TEMPORARY
          NOTE 3T")

Ladies and Gentlemen:

     Arthur Andersen LLP ("ANDERSEN"), the independent public accountants of Sigma-Aldrich Corporation (the "COMPANY"), has audited the Company's consolidated financial statements for the fiscal year ended December 31, 2001. Andersen's report of independent public accountants is dated February 12, 2002, but the Company did not receive a manually signed report until March 27, 2002. Accordingly, on March 27, 2002, pursuant to Temporary Note 3T, the Company received from Andersen a letter dated March 27, 2002 containing the following representations:

  . the audit of the Company as of and for the year ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and

  . there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                        Very truly yours,


                                        /s/ Karen J. Miller
                                        Karen J. Miller
                                        Corporate Controller